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                                                             EXHIBIT 11.1

                   FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES



                                             Year Ended December 31,
                                             -----------------------
                                         1996           1995         1994
                                     -----------    -----------     -------

Net income  . . . . . . . . . . .    $ 5,208,000    $ 1,074,000    $ 488,000
                                     ===========    ===========    =========


Shares (1):

   Weighted average number of
     common shares outstanding
     (1) . . . . . . . . . . . . .    10,002,000      5,117,000    3,586,000

   Shares issuable upon exercise
     of dilutive options and
     warrants (1)  . . . . . . . .       958,000        267,000      179,000

     Less shares assumed
       repurchased . . . . . . . .      (670,000)      (113,000)    (129,000)
                                     -----------    -----------   ----------


Shares . . . . . . . . . . . . . .    10,290,000      5,271,000    3,636,000
                                     ===========    ===========   ==========


Income per common share  . . . . .   $       .51    $       .20   $      .13
                                     ===========    ===========   ==========




(1) In accordance with Securities and Exchange Commission requirements, common shares, options and warrants issued in certain of the Operating Companies during the twelve-month period prior to the filing of the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the offering.